                                                             Reference Number 11

                          QUEENS COUNTY BANCORP, INC.
             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS(1)(2)

                                                   Three Months Ended  Nine Months Ended
                                                     September 30,       September 30,
(in thousands, except per share data)               1998       1997     1998       1997
--------------------------------------------------------------------   -----------------
Net income                                         $6,950     $5,395   $19,828   $17,869
Weighted average common shares outstanding         19,079     19,268    19,292    20,778
Earnings per common share                           $0.36      $0.28     $1.02     $0.86
Weighted average common shares outstanding         19,079     19,268    19,292    20,778
                                                  =======    =======   =======   =======

Additional dilutive shares using average market
 value for the period when utilizing the
 Treasury stock method regarding stock options      1,117      1,484     1,128     1,282
                                                  -------    -------   -------   -------
Total shares for diluted earnings per share        20,196     20,752    20,420    22,060
                                                  =======    =======   =======   =======
Diluted earnings per common share
 and common share equivalents                       $0.34      $0.26     $0.97     $0.81
                                                  =======    =======   =======   =======

(1) Reflects shares issued as a result of 3-for-2 stock splits on October 1, 1997 and September 29, 1998.
(2) Reflects the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."


                                       28